Exhibit 10.1

OCUPHIRE PHARMA, INC.

AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective Date: July 1, 2022

Each member of the Board of Directors (the “Board”) of Ocuphire Pharma, Inc., a Delaware corporation (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, an “Non-Employee Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”). A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be. This Policy will be effective as of July 1, 2022 (the “Effective Date”). This Policy may be amended at any time in the sole discretion of the Board, or by the Compensation Committee of the Board (the “Compensation Committee”) at the recommendation of the Board. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2020 Equity Incentive Plan or if such plan is no longer in use, the meaning given to such terms or any similar terms in the primary successor to such plan (in either case, the “Plan”).

ANNUAL CASH COMPENSATION

Commencing on the Effective Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears no later than 30 days following the end of each quarter in which the service occurred (each, a “Quarterly Date”).  Each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year of the Company, with the pro-rated amount paid for the first fiscal quarter of the Company in which the Non-Employee Director provides the service, and regular full quarterly payments to be paid thereafter.  All annual cash fees are vested upon payment.

1.          Annual Board Service Retainer:

(a)          All Non-Employee Directors: $40,000
(b)          Chair of the Board (as applicable): $35,000 (in addition to above)
(c)          Lead Independent Director (as applicable): $20,000 (in addition to above)

2.          Annual Committee Member Service Retainer:

(a)          Member of the Audit Committee: $9,000
(b)          Member of the Compensation Committee: $6,000
(c)          Member of the Nominating and Corporate Governance Committee: $4,000

3.          Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

(a)          Chair of the Audit Committee: $18,000
(b)          Chair of the Compensation Committee: $12,000
(c)          Chair of the Nominating and Corporate Governance Committee: $8,000

EQUITY COMPENSATION

Equity awards will be granted under the Plan. All stock options granted under this Policy will be Nonstatutory Stock Options (as defined in the Plan), with a term of ten years from the date of grant (subject to earlier termination upon a termination of the Non-Employee Director’s Continuous Service (as defined in the Plan)) and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock on the date of grant.

1.          Automatic Equity Grants.

(a)          Initial Grant for New Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted a Nonstatutory Stock Option to purchase 40,000 shares of common stock (the “Initial Grant”). Each Initial Grant will vest in a series of three successive equal annual installments over the three-year period measured from the date of grant, subject to the Non-Employee Director’s Continuous Service through each applicable vesting date.

(b)          Annual Grant. Without any further action of the Board, at the close of business on the date of each annual meeting of the Company’s stockholders (each, an “Annual Meeting”) following the Effective Date, each person who is then a Non-Employee Director will automatically be granted a Nonstatutory Stock Option to purchase 20,000 shares of Company common stock (the “Annual Grant”). Each Annual Grant will vest upon the earlier of the one (1) year anniversary of the grant date or the day prior to the Company’s next Annual Meeting occurring after the grant date, subject to the Non-Employee Director’s Continuous Service through the vesting date.

2.          Change in Control. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to the Director Compensation Policy will become fully vested immediately prior to the closing of such Change in Control.

3.          Remaining Terms. The remaining terms and conditions of each stock option, including transferability, will be as set forth in the Company’s standard stock option grant notice and related stock option agreement under the Plan, in the form adopted from time to time by the Board.

4.          Elections to Receive a Stock Award in Lieu of Annual Cash Retainers.

(a)          Retainer Grant. For the year in which the Effective Date occurs and each year of the Company thereafter, each Non-Employee Director may elect (such election, a “Retainer Grant Election”) to forego receiving payment of all (but not less than all) of the compensation he or she is otherwise eligible to receive in cash under the heading “Annual Cash Compensation” of this Policy for the period to which this Retainer Grant Election applies commencing on the Retainer Grant Measurement Date (as defined below) and ending on the last day of the fiscal year of the Company (each such period, a “Retainer Grant Measurement Period”) and receive a fully vested Stock Award instead (each, a “Retainer Grant”) but only if the Retainer Grant Election is timely made in accordance with the requirements of this Section 4. If a Non-Employee Director timely makes a Retainer Grant Election pursuant to Section 4(b) below, on the Retainer Grant Measurement Date (as defined below), such Non-Employee Director will be automatically, and without any further action by the Board or the Compensation Committee, granted a Retainer Grant covering a number of shares of common stock equal to (a) the aggregate amount of cash compensation under the heading “Annual Cash Compensation” of this Policy that such Non-Employee Director is eligible to receive for the applicable Retainer Grant Measurement Period divided by (b) the average Fair Market Value of a share of Common Stock for the 30 consecutive market trading days ending on and including the last trading day prior to the grant date of such Retainer Grant, rounded down to the nearest whole unit. For purposes of this Policy, “Retainer Grant Measurement Date” means July 1, 2022 for any Retainer Grant Elections made in 2022, and for all other Retainer Grant Elections, the first day of the fiscal year of the Company to which the Retainer Grant Election applies.  Each Retainer Grant will be fully vested.

(b)          Election Mechanics. Unless otherwise determined by the Board or the Compensation Committee, for any Retainer Grant Election to be effective, it must be submitted to Amy Rabourn, Vice President of Finance, Ocuphire Pharma, Inc. via email to: [*] (or such other individual as the Company designates) (i) prior to the Retainer Grant Measurement Date, or (ii) within 30 days after the Non-Employee Director first becomes eligible to participate in this Policy. A Non-Employee Director may only make a Retainer Grant Election during a period in which the Company is not in a quarterly or special blackout period and the Non-Employee Director is not aware of any material non-public information. Any Retainer Grant Election will be irrevocable, and will be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Code Section 409A, unless otherwise specifically determined by the Board or the Compensation Committee. Retainer Grant Elections shall be made pursuant to a form of election in substantially the form attached hereto as Exhibit A or such other form as approved by the Board or the Compensation Committee. A Non-Employee Director who fails to make a timely Retainer Grant Election will not receive a Retainer Grant and instead will receive the cash compensation under the heading “Annual Cash Compensation” of this Policy.

5.          Non-Employee Director Compensation Limit.  Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is entitled to receive under this Policy shall be subject to the limits set forth in Section 3(d) of the Plan.

EXPENSES

The Company will reimburse Non-Employee Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Approved by the Board of Directors: June 22, 2022

EXHIBIT A

OCUPHIRE PHARMA, INC.

AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
Retainer Grant Election Form
For Non-Employee Directors

Exhibit A-1